Exhibit 99.1

Baylake Corp. Reports Third Quarter, Nine Month 2013 Results: Loan Growth and Efficiencies Contribute to

Year-Over-Year Earnings Growth

STURGEON BAY, WI, October 17, 2013 -- Baylake Corp. (the “Company") (OTCQB:BYLK), holding company for Baylake Bank (the “Bank"), which provides full service banking and financial services from 22 locations in Northeast and Central Wisconsin, today announced results for the three and nine months ended September 30, 2013.  The Company's results reflected continuing earnings growth, significant year-over-year and consecutive quarter reduction of non-performing assets, and improved operating efficiency.

For the quarter ended September 30, 2013, the Company's net income was $2.21 million or $0.24 per diluted share, up 6% compared with $2.09 million or $0.23 per diluted share for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, net income increased 21% to $5.69 million or $0.62 per diluted share compared with $4.71 million or $0.52 per diluted share for the comparable period in 2012.  The third quarter and nine months of 2012 results included a $0.8 million gain on sale of four branches.

The year-over-year financial comparisons reflect the Company’s ongoing focus on streamlining its business operations, having sold four branch offices located in Waupaca County, Wisconsin in September 2012 and closing one branch location in the second quarter of 2013. In 2013, the Company announced the pending sale of $26 million in deposits associated with two branch facilities located in Berlin and Poy Sippi, Wisconsin, and the planned closing of those branches in November 2013.  Refocusing Baylake’s branch network on more profitable markets has contributed to a leaner balance sheet, and positioned the Company to operate more efficiently and profitably, while directing resources to markets with more robust commercial lending opportunities.

HIGHLIGHTS

•

Return on average assets (“ROAA”) increased to 0.91% in the third quarter of 2013 compared with 0.79% in the third quarter of 2012, and return on average equity (“ROAE”) improved to 9.45% in the third quarter of 2013 compared with 9.25% in the third quarter of 2012.

•

Net income in both the third quarter and first nine months of 2013 reflected the Company’s continued focus on interest expense management, increased productivity and efficiency, and continued reductions in the Bank's loan loss provision due to improved asset quality.

•

Net interest income after provision for loan losses was $7.34 million in the third quarter of 2013 compared with $7.03 million in the third quarter of 2012, reflecting solid loan growth, significantly reduced interest expense, and an 82% year-over-year reduction in loan loss provision.

•

Revenues from fiduciary services and financial services increased 14% for the nine months ended September 30, 2013 compared with the same period in 2012, and Baylake experienced 34% income growth from United Financial Services (“UFS”), the Company's co-owned data processing and e-banking affiliate.

•

Total gross loans outstanding increased to $612.17 million at September 30, 2013 compared with $595.53 million at December 31, 2012, which included growth from commercial and 1-4 family residential loans.

•

The Bank’s loan loss coverage (allowance for loan losses as a percentage of non-performing loans) was 121.19% at September 30, 2013 up from 88.71% at September 30, 2012.

•

The Company’s key measures of capital strength exceeded accepted regulatory standards for a well-capitalized institution. At September 30, 2013, the Company had a Tier 1 risk-based capital ratio of 14.04%, total risk based capital of 16.54% and a Tier 1 leverage ratio of 10.19%.

•

On July 16, 2013 the Company declared a dividend of $0.06 per share for the third quarter of 2013 for shareholders of record as of August 12, 2013; an increase of $0.01 per share from $0.05 per share declared for the prior quarter, and was the fifth dividend increase declared by the Company in seven consecutive quarters.

•

Shareholders' equity to assets was 9.39% at September 30, 2013 compared with 9.25% a year earlier, while book value per share increased to $11.81 compared with $11.49 at September 30, 2012.

"Our ability to improve asset quality, enhance the productivity and efficiency of our banking network, as well as achieve steady growth in areas such as commercial lending and our fee-based business lines all contributed to earnings growth," said Robert J. Cera, President and CEO. "Our asset quality and efficiency ratio are improved, and we expect stability in those metrics.  We also anticipate that the pending sale of deposits associated with the closing of two branch locations should further enhance our productivity, as we focus on more profitable markets.”

“We have been able to share these successes with shareholders through improved value and increased shareholders’ equity, as well as increased cash dividends. We have deployed capital to fund organic growth and are looking to add to our team of talented and experienced commercial bankers. The first three quarters of 2013 saw us expand relationships with existing business customers, as well as add several new Commercial and Industrial (“C&I”) relationships, which fueled the Bank’s 25% growth in C&I lending compared with a year ago.”

“Because C&I lending is an extremely competitive business, we are particularly pleased with our growth in this area.  We have re-focused efforts to enhance our professional practice C&I lending business, and our team is actively reaching out to medical, dental and veterinary practices, and accounting and law firms in northeastern Wisconsin.  We continue to focus on building balance and diversity in our loan portfolio.”

Three Months Ended September 30, 2013 Income Statement Highlights

Net interest income before loan loss provision was $7.54 million in the third quarter of 2013 compared with $8.13 million in the third quarter of 2012, primarily reflecting the impact of the 2012 sale of branches, offset in part by reductions in interest expense and improved loan growth.  “It’s important to note that following a significant reduction of income-generating assets in 2012, we have demonstrated net interest income growth that reflects new lending activity,” Cera explained.

Net interest income after provision for loan losses increased to $7.34 million for the three months ended September 30, 2013, compared with $7.03 million for the same period in 2012, partially reflecting a decline in loan loss provision to $0.20 million in third quarter 2013 versus $1.10 million in the third quarter of 2012.  The Bank’s net interest margin for the three months ended September 30, 2013 increased to 3.55%, compared with 3.52% for the three months ended September 30, 2012. The Bank’s efficiency ratio improved to 63.90% at the end of third quarter 2013 compared with 66.80% at the end of third quarter 2012.

“By focusing our balance sheet management on our most productive and best-earning assets, we have maintained a relatively consistent net interest margin in this on-going low interest rate environment,” Cera explained.  “We continue to deliver a positive experience to our customers with strategically located branches staffed by a knowledgeable and well-trained staff, and also a comprehensive menu of electronic banking and treasury management options offered for convenience.  It’s a carefully balanced mix that we believe enables us to establish Baylake Bank as the bank of choice in northeastern Wisconsin.”

Total interest expense in the third quarter of 2013 was $1.08 million compared with $1.59 million in the third quarter of 2012 due in part to a reduction in Federal Home Loan Bank borrowings.  Strong management of deposit interest rates contributed to maintaining a net interest margin of 3.55% and a net interest spread of 3.45% during the third quarter of 2013.

Total non-interest income in the third quarter of 2013 was $2.33 million, compared with $3.25 million in the third quarter of 2012, which, as previously noted, included a $0.8 million gain on the sale of branches.  The Company had lower gains on sales of loans and securities, and lower service charges on deposit accounts, partially offset by increased fees from fiduciary services, financial services, and income relating to the Company's equity stake in UFS. Income from the Company’s equity ownership of UFS increased 44% to $0.3 million for the third quarter 2013 compared with $0.2 million for the third quarter of 2012.

“The growth of UFS has been very rewarding as the banking industry relies more heavily on fee generating business lines,” Cera explained.  “The acquisition UFS completed in June 2013 is generating positive results.  We feel our ownership position in UFS, which has a carrying value of $3.7 million, is truly an overlooked asset in terms of its inherent market value and its proven ability to generate income for Baylake Bank.”

Non-interest expense in the third quarter of 2013 was $6.47 million compared with $7.26 million in the third quarter of 2012.  The decline primarily reflected a significant reduction in operating costs related to foreclosed properties as well as lower loan and collection fees, reduced occupancy and employee salary and benefits costs related to sold and closed branches, and reduced FDIC insurance premiums.

Nine Month 2013 Income Statement Highlights

Net interest income after provision for loan losses in the nine months of 2013 was $20.85 million, compared with $19.52 million in the nine months of 2012, with the improvement primarily reflecting a decline in the Company's loan loss provision to $1.40 million in the nine months of 2013 versus $5.13 million in the nine months of 2012.  Net interest income before loan loss provision was $22.25 million in the nine months of 2013 compared with $24.65 million in the nine months of 2012, with the year-over-year decline primarily reflecting the 2012 sale of branches.  Total interest income declined to $25.83 million in the nine months of 2013, compared with $30.02 million in the nine months of 2012.  Total interest expense declined to $3.59 million in the nine months of 2013, compared with $5.38 million in the nine months of 2012.  Both declines most significantly reflected continued downward movement in the interest rate environment affecting new loan originations and repricing of assets and liabilities.  Cera added that the Company continues to aggressively manage its investment portfolio and investment duration to be better positioned for a future rise in interest rates.

Total non-interest income in the nine months of 2013 was $7.18 million compared with $10.64 million in nine months of 2012, which included a $1.59 million gain from the sale of securities, a $0.83 million gain on sale of branches, a $0.58 million gain on sale of premises and equipment and a $0.50 million life insurance death benefit.

Cera commented: “In both the quarter and nine months ended September 30, 2013, we demonstrated year-over-year growth in key components of non-interest income – fees from our fiduciary services, increasing income from commercial treasury management services, and income contributions from UFS.  In 2013, we have expanded our team and capabilities to grow relationship banking and wealth management and financial services revenues.  Our fee income gains reflect our commitment to growing these business lines.”

Total non-interest expense in the nine months of 2013 declined to $19.96 million compared with $23.96 million in the nine months of 2012.  Reflecting the Company’s ongoing reduction of other real estate owned (“OREO”), expenses related to operating foreclosed properties declined 80% in the nine months of 2013 compared with the same period in 2012.  Strong improvements in asset quality contributed to 50% lower FDIC insurance premiums and reduced loan and collection expenses, while a decline in occupancy, and salary and employee benefits expenses reflected a leaner branch network.

Balance Sheet, Asset Quality Highlights

At September 30, 2013, total assets were $982.99 million, compared with $1.02 billion at December 31, 2012, primarily reflecting branch sales late in 2012 and pay-offs of problem and substandard credits.  Total gross loans were $612.17 million at September 30, 2013, compared with $595.53 million at December 31, 2012.

Total deposits were $761.81 million at September 30, 2013, compared with $806.02 million at December 31, 2012.  Cera said the Bank was able to selectively lower pricing of retail deposits and continued to grow non-interest bearing DDAs, which primarily reflects growing business banking relationships.

Total non-performing assets, including loans and OREO property, equaled $13.40 million at September 30, 2013, compared with $24.92 million at December 31, 2012.  Non-performing loans declined to $6.51 million at September 30, 2013, compared with $14.45 million at December 31, 2012.  Non-performing loans were 1.06% of total gross loans, allowance for loan losses to total gross loans was 1.29%, and net charge-offs to average loans (annualized) were 0.74% of total gross loans at September 30, 2013.

As previously noted, the Company’s measures of capital strength were above accepted regulatory standards for a well-capitalized institution.  Retained earnings were $42.95 million at September 30, 2013, compared with $38.45 million at December 31, 2012.

Cera concluded: "We are excited about opportunities for the Baylake franchise to maximize the value of opportunities in our served markets.  We continue to actively review opportunities to grow in our markets and expand the scope of our reach into contiguous markets.  We have planned actions to continue building value for our shareholders and attract new investors, enhancing the opportunity to participate in the Company’s future.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 22 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Outagamie and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 under "Item 1A. Risk Factors," include certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected financial and other data at September 30, 2013 and 2012 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) September 30 numbers are UNAUDITED	September 30, 2013	December 31, 2012	September 30, 2012
	(dollars in thousands, except share and per share data)
Total assets	$ 982,992	$ 1,023,971	$ 984,600
Investment securities (1)	227,764	242,019	247,198
Gross loans	612,168	595,533	600,598
Total deposits	761,806	806,015	798,774
Borrowings (2)	94,902	91,568	60,904
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,400	9,400	9,450
Shareholders’ equity	92,347	93,144	91,052
Non-performing loans (3)	6,514	14,448	12,015
Non-performing assets (3)	13,398	24,924	22,466
Restructured loans, accruing	9,020	3,931	4,425
Shares outstanding	7,817,486	7,937,347	7,927,347
Book value per share	$ 11.81	$ 11.73	$ 11.49

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2013	2012	2013	2012
Total interest income	$ 8,615	$ 9,722	$ 25,832	$ 30,024
Total interest expense	1,076	1,592	3,587	5,376
Net interest income before provision for loan losses	7,539	8,130	22,245	24,648
Provision for loan losses	200	1,100	1,400	5,125
Net interest income after provision for loan losses	7,339	7,030	20,845	19,523

Total non-interest income	2,326	3,250	7,184	10,636
Total non-interest expense	6,474	7,255	19,961	23,964

Income before income taxes	3,191	3,025	8,068	6,195
Income tax expense	986	940	2,377	1,484
Net income	$ 2,205	$ 2,085	$ 5,691	$ 4,711

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.28	$ 0.26	$ 0.72	$ 0.59
Net income per share (diluted)	$ 0.24	$ 0.23	$ 0.62	$ 0.52
Cash dividends per common share	$ 0.06	$ 0.02	$ 0.15	$ 0.04
Book value per share	$ 11.81	$ 11.49	$ 11.81	$ 11.49

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Performance Ratios: (5)
Return on average total assets	0.91%	0.79%	0.79%	0.60%
Return on average total shareholders’ equity	9.45%	9.25%	8.12%	7.14%
Net interest margin (6)	3.55%	3.52%	3.52%	3.53%
Net interest spread (6)	3.45%	3.41%	3.42%	3.43%
Efficiency ratio (9)	63.90%	66.80%	66.50%	72.43%
Non-interest income to average assets	0.96%	1.24%	1.00%	1.35%
Non-interest expense to average assets	2.67%	2.76%	2.77%	3.03%
Net overhead ratio (7)	1.71%	1.52%	1.77%	1.68%
Average loan to average deposit ratio	78.56%	73.55%	78.11%	74.19%
Average interest earning assets to average interest bearing liabilities	120.10%	115.15%	118.53%	113.18%

Asset Quality Ratios: (3)(5)
Non-performing loans to total gross loans	1.06%	1.99%	1.06%	1.99%
Allowance for loan losses to:
Total gross loans	1.29%	1.77%	1.29%	1.77%
Non-performing loans	121.19%	88.71%	121.19%	88.71%
Net charge-offs to average loans (annualized)	0.74%	2.02%	0.60%	1.08%
Non-performing assets to total assets	1.36%	2.28%	1.36%	2.28%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	9.39%	9.25%	9.39%	9.25%
Tier 1 risk-based capital	14.04%	12.66%	14.04%	12.66%
Total risk-based capital	16.54%	15.28%	16.54%	15.28%
Tier 1 leverage ratio	10.19%	8.48%	10.19%	8.48%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	22	23	22	23
Number of full-time equivalent employees	266	293	266	293

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end-of-the-period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and net gains on sale of fixed assets and land held for sale.